Exhibit 99.1

Company Contacts:	Investor Relations:
Cameron Way	Scott Liolios or Matt Glover
Chief Financial Officer	Liolios Group, Inc.
Tel 206-373-9034	Tel 949-574-3860
cway@onvia.com	info@liolios.com

Onvia Reports Third Quarter 2009 Results

Revenue Up 28% Year-Over-Year to $6.6 Million, Driving EBITDA of $0.08 per Share and Net Income of $0.02 per Share

SEATTLE, WA — November 10, 2009 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive public sector market intelligence, reported financial results for the third quarter ended September 30, 2009.

Q3 2009 Highlights

•	Revenue up 28% over Q3 2008 to $6.6 million

•	Gross margin increased 4% over Q3 2008 to 82%

•	EBITDA of $671,000 or $0.08 per share, up 135% sequentially and vs. year-ago loss

•	Net income of $167,000 or $0.02 per share – first profitable quarter since Q3 2007

•	Sixth consecutive quarter of Annual Contract Value growth, up 23% over Q3 2008 to $23.5 million

Q3 2009 Operational Performance Summary

Client Metrics (as defined below)	Q3 09	Q2 09	Δ%	Q3 09	Q3 08	Δ%
Annual Contract Value (ACV) (in millions)	$23.5	$21.7	8%	$23.5	$19.0	23%
Total Clients	8,300	8,500	-2%	8,300	8,100	2%
High Value Clients	7,900	8,000	-1%	7,900	7,500	5%
Annual Contract Value per Client (ACVC)	$2,818	$2,567	10%	$2,818	$2,338	21%
Quarterly Contract Value per Client (QCVC)	$3,103	$2,806	11%	$3,103	$2,351	32%

Q3 2009 Financial Results

Revenue for the third quarter of 2009 increased 6% to $6.6 million from $6.2 million in the previous quarter and increased 28% from $5.2 million in the same year-ago period.

Onvia management believes growth in government spending has stimulated increased demand in the market, as more companies seek to do business with government agencies at the federal, state and local levels. This has appeared to drive increased traffic to the company’s economic stimulus tracking website, Recovery.org, which has enhanced the company’s position as an authoritative source for government spending analytics. The demand for public sector information appeared particularly strong in the first half of 2009, which management believes contributed to Onvia’s accelerating third quarter 2009 revenue growth rate.

The improvement in revenue was also due to the continued growth in Annual Contract Value (ACV). ACV represents the aggregate annual revenue value of the company’s subscription contracts. ACV increased 8% to $23.5 million from $21.7 million in the previous quarter, and increased 23% from $19.0 million in the same year-ago quarter (for more information about ACV, see “About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)” below).

A significant driver of ACV is Annual Contract Value per Client (ACVC), which increased 10% to an average of $2,818 per client from the previous quarter and increased 21% from the third quarter of 2008. ACVC improved in the third quarter, in part by targeting higher value clients and emphasizing higher value database products. Of the 8,300 total clients in the third quarter, approximately 57% subscribed to the higher value database products, an increase of 14% from 50% in the same year-ago period.

At the end of the quarter, the company’s total client base decreased 2% to 8,300 from 8,500 in the previous quarter and increased 2% from 8,100 in the same year-ago period. Of the 8,300 total clients in the third quarter, approximately 7,900 were categorized as high value clients (i.e., excludes subscribers to the company’s entry level Metropolitan notification product). High value clients decreased 1% from approximately 8,000 in the previous quarter and increased 5% from approximately 7,500 in the same period a year ago. The sequential quarter decrease in the customer base is primarily attributed to the seasonality of the business related to the summer months, and the current economic challenges faced by many existing customers.

Operating expenses in the quarter increased 2% to $5.3 million from $5.2 million in the previous quarter and increased 5% from $5.0 million in the same year ago quarter. Sales and marketing expenses increased as a result of the company’s planned investment in sales personnel offset by lower technology and development expenses. Outsourced development projects resulted in reduced internal, non-capitalizable headcount costs.

For the third quarter of 2009, net income totaled $167,000 or $0.02 per basic and diluted share, an improvement from a net loss of $197,000 or $(0.02) per basic and diluted share in the previous quarter and a net loss of $831,000 or $(0.10) per basic and diluted share in the third quarter of 2008.

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter increased 135% to a $671,000 or $0.08 per basic and diluted share from $285,000 or $0.03 per basic and diluted share in the previous quarter, and improved from a loss of $388,000 or $(0.05) per basic and diluted share in the same year-ago period (see discussion about the presentation of EBITDA, a non-GAAP term, below).

Quarter-end cash, cash equivalents and short-term investments totaled $14.0 million, an improvement from $13.8 million in the previous quarter.

Management Commentary

“Our fifth sequential quarter of revenue growth has led to our first profitable quarter since 2007,” said Mike Pickett, Onvia’s chairman and CEO. “Q3 2009 also represents our highest revenue quarter since we changed the direction of the company to focus on delivering comprehensive public sector market intelligence.

“During the quarter we continued to achieve double-digit ACV growth by increasing adoption of our higher valued products and expanding our relationships with our existing clients,” said Pickett. “These achievements drove higher ACVC, which offset some of the seasonal effects to our business that makes the third quarter the low watermark for the year in terms of new client acquisition.

“In the third quarter we continued migrating existing clients onto our new technology platform. Our new platform delivers distinctively powerful market intelligence through a more flexible and relevant interface to drive more value to our clients. These new platform capabilities, combined with our existing comprehensive database on government procurement spending, are designed to support new product development and should continue to drive growth and profitability well into the future.”

Conference Call

Onvia will hold a conference call later today (November 10, 2009) to discuss these third quarter 2009 financial results. CEO Mike Pickett and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, November 10, 2009

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s Website at www.onvia.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until December 10, 2009:

Toll-free replay number: 1-800-374-0934

International replay number: 1-402-220-0680

(No passcode required)

Use of Non-GAAP Financial Information

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines EBITDA as net income/(loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including the company’s competitors) may define EBITDA differently. The company presents EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income (Loss) to EBITDA (Loss)” below for further information on this non-GAAP measure and reconciliation of EBITDA to GAAP net loss for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Income (Loss) to EBITDA (Loss)

(in thousands, except per share amounts)

(unaudited)

	September 30, 2009	June 30, 2009	September 30, 2008
GAAP net income (loss)	$167	$(197)	$(831)

Reconciling items from GAAP to EBITDA (loss)
Interest income, net	(15)	(8)	(99)
Taxes	—	—	—
Depreciation and amortization	452	388	412
Amortization of stock-based compensation	67	102	130

EBITDA (loss)	$671	$285	$(388)

EBITDA (loss) per common share:
Basic	$0.08	$0.03	$(0.05)
Diluted	$0.08	$0.03	$(0.05)

Weighted average common shares outstanding:
Basic	8,265	8,262	8,236
Diluted	8,564	8,262	8,236

About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)

The company also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value, or ACV, which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the growth in the number of clients. Most of the company’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. The company also receives revenues from multi-year content reseller licenses, management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations. Quarterly Contract Value per Client (QCVC) is similar to ACVC, but represents the average annual contract value of all new and renewing client transactions signed during the quarter only.

Forward-Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s investments in sales and marketing, technology infrastructure, and content collection and sourcing fail to improve sales penetration and client retention rates; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; disruptions with Onvia’s outsourcing relationships fail to decrease incremental expense and delays product delivery schedules; client adoption of new and higher valued products is slower than expected; and Onvia fails to increase the number of clients and/or Annual Contract Value.

Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in the company’s 2008 Annual Report on Form 10-K. The information contained in this presentation is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

About Onvia, Inc.

For more than a decade Onvia has been the leading provider of Business-to-Government solutions in the United States, covering the broadest set of industries, projects and products at every level of government. Thousands of companies rely on Onvia’s customized information services to grow sales opportunities, understand buyer and seller activities, and research markets. For information, call 1-800-331-2320 or visit www.onvia.com. To view Economic Recovery-funded projects tracked by Onvia, visit www.recovery.org.

Onvia, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2009	December 31, 2008
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,219	$13,043
Short-term investments, available-for-sale	7,737	—
Accounts receivable, net of allowance for doubtful accounts of $154 and $32	1,387	1,645
Prepaid expenses and other assets, current portion	600	785
Reimbursable tenant improvements	—	147
Security deposits, current portion	135	135

Total current assets	16,078	15,755

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $3,303 and $2,782	1,341	1,710
Reimbursable tenant improvements	147	—
Security deposits, net of current portion	269	404
Internal use software, net of accumulated amortization of $2,430 and $1,752	6,325	4,447
Prepaid expenses and other assets, net of current portion	28	7

Total long term assets	8,110	6,568

TOTAL ASSETS	$24,188	$22,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,690	$853
Accrued expenses	1,215	1,491
Obligations under capital leases, current portion	12	82
Unearned revenue, current portion	10,692	8,979
Deferred rent, current portion	81	61

Total current liabilities	13,690	11,466

LONG TERM LIABILITIES:
Obligations under capital leases, net of current portion	—	6
Unearned revenue, net of current portion	175	139
Deferred rent, net of current portion	854	919

Total long term liabilities	1,029	1,064

TOTAL LIABILITIES	14,719	12,530

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—

Common stock; $.0001 par value: 11,000,000 shares authorized; 8,273,838 and 8,254,909 shares issued; and 8,273,812 and 8,246,828 outstanding	1	1
Treasury stock, at cost: 26 and 8,081 shares	—	(40)
Additional paid in capital	352,425	352,127
Accumulated other comprehensive income	1	—
Accumulated deficit	(342,958)	(342,295)

Total stockholders’ equity	9,469	9,793

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,188	$22,323

Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2009 and September 30, 2008

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$5,728	$4,488	$16,127	$13,391
Content license	623	562	1,753	1,655
Management information reports	188	73	645	389
Other	73	43	190	196

Total revenue	6,612	5,166	18,715	15,631
Cost of revenue	1,160	1,066	3,613	3,228

Gross margin	5,452	4,100	15,102	12,403

Operating expenses:
Sales and marketing	3,300	3,069	10,018	8,854
Technology and development	853	975	2,252	3,069
General and administrative	1,147	986	3,520	3,418

Total operating expenses	5,300	5,030	15,790	15,341

Income / (Loss) from operations	152	(930)	(688)	(2,938)
Interest and other income, net	15	99	26	410

Net income / (loss)	$167	$(831)	$(662)	$(2,528)

Unrealized gain on available-for-sale securities	2	—	1	—

Comprehensive income / (loss)	$169	$(831)	$(661)	$(2,528)

Basic net income / (loss) per common share	$0.02	$(0.10)	$(0.08)	$(0.31)

Diluted net income / (loss) per common share	$0.02	$(0.10)	$(0.08)	$(0.31)

Basic weighted average shares outstanding	8,265	8,236	8,258	8,226

Diluted weighted average shares outstanding	8,564	8,236	8,258	8,226

Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Three and Nine Months Ended September 30, 2009 and September 30, 2008

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$167	$(831)	$(662)	$(2,528)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	452	412	1,235	1,114
Loss on abandoned assets	—	—	—	97
Stock-based compensation	67	130	284	557
Change in operating assets and liabilities:
Accounts receivable	(392)	(44)	258	197
Prepaid expenses and other assets	76	1	196	(86)
Accounts payable	346	11	199	(1,051)
Accrued expenses	57	215	(305)	78
Unearned revenue	(32)	(106)	1,750	(686)
Deferred rent	(16)	177	(45)	590

Net cash provided by / (used in) operating activities	725	(35)	2,910	(1,718)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(52)	(301)	(154)	(1,568)
Proceeds from sales of property and equipment	—	—	—	3
Additions to internal use software	(558)	(858)	(1,953)	(2,352)
Purchases of investments	(5,087)	—	(7,737)	—
Return of security deposits	—	—	135	3,500
Reimbursable tenant improvements	—	101	—	2,516

Net cash (used in) / provided by investing activities	(5,697)	(1,058)	(9,709)	2,099

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(12)	(28)	(76)	(83)

Proceeds from exercise of stock options and purchases under employee stock purchase plan	14	—	51	94

Net cash provided by / (used in) financing activities	2	(28)	(25)	11

Net (decrease) / increase in cash and cash equivalents	(4,970)	(1,121)	(6,824)	392

Cash and cash equivalents, beginning of period	11,189	15,814	13,043	14,301

Cash and cash equivalents, end of period	$6,219	$14,693	$6,219	$14,693

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of treasury stock for 401K matching contribution	—	—	(44)	—
Unrealized gain on available-for-sale investments	2	—	1	(69)
Property and equipment additions in accounts payable	26	—	33	—
Internal use software additions in accounts payable	329	—	603	—